QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

     The Board of Directors
Transcrypt International, Inc.

    We consent to incorporation by reference in the registration statement (No. 333-30673, 333-48880, 333-48840, 333-48836, and 333-48834) on Form S-8 of Transcrypt International, Inc. (the "Company") of our report dated February 16, 2001, except as to the second paragraph of Note 2, which is March 8, 2001, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2000, 1999, and 1998 and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Annual Report on Form 10-K of the Company dated March 27, 2001.

    Our reports dated February 16, 2001, except as to the second paragraph of Note 2, which is March 8, 2001, contain an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of the uncertainty.

                      /s/ KMPG LLP

Omaha, Nebraska
March 27, 2001

QuickLinks

  EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT